EXHIBIT 23.1






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated March 4, 2005, accompanying the consolidated financial statements included in the Annual Report of EP MedSystems, Inc. and Subsidiaries on Form 10-KSB for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of EP MedSystems, Inc. and Subsidiaries on Forms S-8 (File No. 333-346656, effective April 13, 2000, amended June 29, 2000; File No. 333-122081, effective January 14, 2005) and Forms S-3 (File No. 333-104231,
effective April 21, 2003; File No. 333-110023, effective November 19, 2003, File No. 333-112131, effective February 4, 2004; File No. 333-120263, effective November 26, 2004 and File No. 333-122082, effective February 3, 2005 ).



/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 4, 2005